Exhibit 99.1

Chase Issuance Trust

Excess Spread Analysis

	Apr-05	Mar-05	Feb-05
Yield	15.54%	17.18%	15.97%
Less: Coupon	3.28%	3.17%	3.01%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.10%	4.61%	5.07%
Excess Spread	5.66%	7.90%	6.39%

Three Month Average Excess Spread	6.65%	6.42%	5.57%

Delinquency:
30 to 59 days	1.12%	1.11%	1.07%
60 to 89 days	0.77%	0.72%	0.74%
90 + days	1.59%	1.66%	1.69%
Total	3.48%	3.49%	3.50%

Payment Rate	16.90%	19.09%	16.53%